                                                                      Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                    ------------------------
                                                      Three Months Ended
                                                          October 31
                                                    ------------------------
                                                          1998         1997
                                                    ------------------------
Net income available to Stockholders
(numerator)                                             $2,028       $1,872
                                                        ------       ------
Shares Calculation (denominator):

Average shares outstanding - basic                       5,881        6,274

Effect of Dilutive Securities:

Potential Common Stock
      relating to stock options                             48           53
                                                        ------       ------
Average shares outstanding- assuming dilution            5,929        6,327
                                                        ======       ======
Earnings per share-basic                                $ 0.34       $ 0.30
                                                        ======       ======
Earnings per share-assuming dilution                    $ 0.34       $ 0.30
                                                        ======       ======